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                                                                      EXHIBIT 21

                          NORLAND MEDICAL SYSTEMS INC.
                                  SUBSIDIARIES



Name of Subsidiary                State of Incorporation
------------------                ----------------------

Norland Corporation               Wisconsin

IMRO Medical Systems, Inc.        Delaware

Dove Medical Systems, Inc.        Delaware